Exhibit 4.20

PURCHASE AND AMENDMENT TO LOAN AGREEMENT

This Purchase and Amendment (this "Agreement") to the Loan Agreement (as defined below), is entered into as of March 19 by and among BluePhoenix Solutions Ltd. (the "Company"), a company incorporated under the laws of the State of Israel and each of Lake Union Capital Management, LLC, Prescott Group Capital Management, LLC and Columbia Pacific Opportunity Fund, LP (individually, a "Lender", and collectively the "Lenders " and together with the Company, the "Parties").

All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Loan Agreement unless otherwise specifically set forth herein.

WITNESSETH

WHEREAS, the Company, Ds Apex Holdings Ltd. and additional lenders (the "Previous Lenders") have executed that certain Loan Agreement attached hereto as Exhibit A dated as of April 18, 2011, as amended on May 4, 2011 and attached hereto as Exhibit B (as further amended, the "Loan Agreement");

WHEREAS, the Company’s Audit Committee and Board of Directors approved a transaction under which the Lenders assume the Loan Agreement and extend the maturity date of the Loans;

WHEREAS, the Lenders have agreed to purchase and assume the Loans and immediately thereafter amend the Loan Agreement subject to the terms set forth herein and specifically to the Closing of the Loan Assumption Agreement;

WHEREAS, subject to the terms and conditions set forth below and to the entry and closing of this Agreement, the Company, the Previous Lenders and the Lenders have executed that certain Assignment and Assumption Agreement, dated as of _________, 2012, attached hereto as Exhibit C (the "Loan Assumption Agreement"); and

WHEREAS, the Company's Board of Directors and Audit Committee have reviewed and approved this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.
Closing. The consummation of the transactions contemplated hereby (the "Closing") shall take place at the offices of Herzog Fox & Ne'eman, 4 Weizman Street, Tel-Aviv, subject to the terms and conditions of this Agreement, remotely by electronic means (via email, PDF and/or facsimile transmissions) or by such other means as the Parties hereto shall agree, at a time and date to be designated by the Parties which shall be no later than the second business day after the satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth herein (other than those conditions that by their nature may only be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other time, date and location as the Parties hereto agree (the "Loan Amendment Closing Date").

2.
Conditions to Closing by the Lenders. Each Lender's obligation at the Closing to consummate the transactions contemplated hereby is subject to the satisfaction and fulfillment, prior to or at the Closing, of each of the following conditions precedent (any or all of which may be waived, in whole or in part, by each of the Lenders, which waiver shall be at the sole discretion of such Lender):

(a)
Accurate Representations and Warranties. The representations and warranties of the Company in this Agreement shall be true and correct when made and as of the Loan Amendment Closing Date, as though the Loan Amendment Closing Date was substituted for the date set forth in such representations and warranties.

(b)	Compliance with Covenants. The Company shall have performed and complied with all of its covenants, agreements and undertakings set forth herein.

(c)
Qualifications. The Company shall have obtained all permits, consents, approvals and authorizations that are necessary or required lawfully for the Company to consummate the transactions contemplated by this Agreement and the Loan Assumption Agreement, including without limitation, the approval of the Company's shareholders (the "Shareholder Approval") to the transactions contemplated hereby (including the Issuance of the Compensation Shares, the PIK Shares and the Conversion Option Shares to the Lenders (as defined below)) and the consent of the Banks to the transaction contemplated hereby and in the Loan Assumption Agreement (the "Banks' Consent"), including the consent of the Banks' to the assignment of the Pledge Agreement to the Lenders, if required and to the release of funds from the escrow held by Magic Software Enterprises Ltd. and to the issuance of the Compensation Shares, the PIK Shares and the Conversion Option Shares to the Lenders (collectively, the “Approvals”). It is hereby clarified that a failure by the Company to obtain the Shareholder Approval or the Banks' Consent shall not constitute a default or breach on behalf of the Company of any term of this Agreement, but shall trigger the Lenders' and the Company's right to terminate this Agreement as a result thereof, in each case in accordance with terms set forth herein.

(d)	Loan Assumption. The Closing of the transactions contemplated under the Loan Assumption Agreement shall have occurred prior to or at the Closing.

(e)
No Action. No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any state, municipal, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would: (i) prevent consummation of any of the transactions contemplated by this Agreement; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; or (iii) affect adversely the right of the Company to own its intellectual property or other material assets (namely, assets with respect to which such actions shall have material adverse effect on the Company).

(f)
The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (i) conflict with, or constitute a default (or an event which, with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party or by which the Company or any of its Subsidiaries' respective properties or assets are bound (ii) require the consent, approval, authorization or order of any person, court, regulatory body, administrative agency or other governmental body on the part of the Company for the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement which consent or approval shall not be obtained, other than the Shareholder Approval and the other Approvals.

3.
Conditions to Closing by the Company. The Company obligations at the Closing to consummate the transactions contemplated hereby is subject to obtaining prior or at the Closing the Shareholder Approval and the other Approvals.

4.	Amendment to Loan Agreement. At the Closing, the following amendments to the Loan Agreement shall occur without further action by any of the Parties:

(a)	Payment Dates.

i.	Section 1.2(a) of the Loan Agreement shall be amended and restated and replaced with the following text:

"Repayment of the Initial Principal to the Lenders shall be made in cash on May 1, 2014 (as defined below) (the "Maturity Date"). The Company acknowledges that the Initial Principal equals an amount consisting of $2,900,000 plus the aggregate amount of Interest accrued on the Initial Principal and the Second Principal as of the Loan Amendment Closing Date. Any accrued and unpaid Interest on the Loans (whether on the Initial Principal or the Second Principal as of the Loan Amendment Agreement Closing Date be added to the Initial Principal and deemed integral part thereof (and Interest shall accrue on such added Interest)."

The term "Loan Amendment Closing Date" shall mean the date of the closing of the transaction contemplated hereunder of that Loan Amendment Agreement, dated as of March 15, 2012".

ii.	Section 1.2(b) of the Loan Agreement shall be amended and restated and replaced with the following text:

"Repayment of the Second Principal to the Lenders shall be made on the Maturity Date, the Company acknowledges that the Second Principal equals as of the date hereof $2,100,000. For the avoidance of doubt, any accrued and unpaid Interest on the Loans, including on the Second Principal as of the Loan Amendment Closing Date shall be added to the Initial Principal and deemed integral part thereof (and Interest shall accrue on such added Interest)."
"
iii.	Section 1.2(f) shall be added to the Loan Agreement and shall read as follows:

"Interest on the unpaid balance of the Initial Principal (as increased through the conversion and addition of the accrued Interest as of the Loan Amendment Closing Date), and the Second Principal shall be paid by the Company to the Lenders in US$ on the fifth business day prior to each quarter-end (i.e. five business days prior to March 31, June 30, September 30, and December 31 of each year so long as the Loans are outstanding) (the "Interest Payment Date"); provided, however, that: (i) the Lenders shall have the right to provide a written notice to the Company notifying it on their election to exercise such right not later than seven (7) business days prior to the Interest Payment Date, to receive, instead of such applicable accrued interest in cash, Ordinary Shares  of the Company in an amount calculated by dividing the aggregate amount of the accrued Interest payable at such Interest Payment Date by the PPS (as defined below) (the "PIK Shares") and (ii) the company shall have the right to provide a written notice to the Lenders notifying it on its election, not later than seven (7) business days prior to the Interest Payment Date, to issue, instead of the applicable accrued interest in cash, the PIK Shares, in the event that the company has no available funds at such time to make payment in cash at its reasonable discretion, taking into account its other obligations. The PIK Shares shall be issued and transferred to the Lenders on the Interest Payment Date free and clear of any Lien. "PPS" shall mean the 20-day volume weighted average price per share of the Company's Ordinary Shares on the NASDAQ Global Select or the Nasdaq Capital market calculated as at the end of the three trading-days prior to the Interest Payment Date. The PIK Shares shall be deemed "Registrable Securities" under the Registration Rights Agreement. In case withholding applies to the transfer of the PIK Shares, the Company agrees to transfer only the net number of PIK Shares to the Lenders following the applicable withholding and subject to Section 11 herein.

"Lien" shall mean any pledge, lien, hypothecation, encumbrance, charge, assignment, claim or other security interests of any kind or character, or any other right of any third party, of any nature whatsoever, including a conditional sale agreement or claim, or any payment obligations or beneficial ownership, and free and clear of all rights of first refusal, co-sale rights, options to purchase, pre-emptive rights, proxies, and any other voting agreements, calls or commitments of every kind."

iv.	The Loan Agreement shall be amended and restated such that any reference to the terms "Initial Payment Date", "Second Payment Date" and "Payment Date" shall be replaced with the term "Maturity Date".

(b)	Interest Rate.

i.	Section 1.1(f) of the Loan Agreement shall be amended and restated and replaced with the following text:

"Each of the Loans shall be repaid on the Maturity Date (subject to the early repayment provisions under this Agreement) and shall bear the Interest (as defined below) commencing on the Loan Amendment Closing Date, until the repayment in full of such Loan.  Interest shall be payable in accordance with Section 1.2(f) hereof. “Interest” means interest at the rate of 6% per annum, compounded annually, payable on the respective Interest Payment Date."

ii.	Section 1.6(b) of the Loan Agreement is hereby amended and restated and replaced with the following text:

"Any payment not paid by the Company when due shall bear interest at the annual rate of 8% compounded annually which shall accrue thereon from the date due (without taking into account the cure period referred to in subsection (c) below) until actual repayment (the "Default Interest"). In the event that the Obligations were not paid following six months from the date they were due under the terms herein, then the Default Interest shall be increased to a rate of 9.5% per annum compounded annually from the date which is 6 months after they are due (without taking into account the cure period referred to in subsection (c) below) until actual repayment.

(c)	Restrictive Actions

i.	Section 3.8(a) is hereby cancelled.

ii.	Section 3.8(c) of the Loan Agreement is hereby amended and restated and replaced with the following text:

“The Company shall not issue and allocate its shares, to a third party, under a transaction or series of related transactions, under which more than fifty percent (50%) of the outstanding share capital of the Company following such transaction or series of related transactions is held by a person or entity or group of affiliated entities, other than existing shareholders as of the Loan Agreement Closing Date, unless such buyers were approved in advance by the Representative, such approval shall not be unreasonably withheld. It is hereby clarified that an increase in the holdings of each of the Lenders shall not constitute a change of control under this section; and/or”

(d)	Identity of Lenders

i.
Immediately following the Closing, the Lenders shall be deemed the "Initial Lenders" under the Loan Agreement and shall have all the rights and obligations of the Initial Lenders and Lenders thereunder. Accordingly, Exhibit A of the Loan Agreement shall be amended and restated and replaced with the attached Exhibit A and Exhibit B shall be deleted at the Closing.

(e)	Sole Representative

i.	Section 6.1 of the Loan Agreement is hereby amended and restated and replaced with the following text:

"Appointed Sole Representative. By execution of this Agreement, each of the Lenders hereby appoints Lake Union Capital Management, LLC. as its representative (the “Representative”), to act on behalf of such Lender in any matters which require consent of the Lenders involving the Transaction Documents, to do or refrain from doing all such further acts and things, and to execute all such documents as the Representative deems necessary or appropriate in connection with the transactions contemplated hereby, in its sole discretion. In any matter where a notice is required or permitted to be given to the Lenders, or in any case where the Lenders consent is required in connection with the Transaction Documents, a notice submitted to the Representative alone or by the Representative or the Representative’s consent alone, as the case may be, shall be deemed sufficient and in full compliance with the provisions of the Transaction Documents."

(f)	Definitions.

The term "Transaction Documents" shall include the Loan Agreement, the Pledge Agreement, the Subordination Agreements, the Loan Assumption Agreement, this Agreement, and any amendments thereof.

The term “Banks” shall include their lawful successors and assignees.

5.	Issuance of Shares; Registration Rights.

(a)
On the Loan Amendment Closing Date, in consideration for the Lenders agreements and obligations hereunder and for no additional consideration, the Company shall issue to the Lenders One Million Two Hundred Thousand (1,200,000) Ordinary Shares (the “Compensation Shares”), free and clear of any Lien, to be allocated among them and their respective affiliates as set forth opposite each Lender’s name on Schedule I (the "Issuance"). The number of Compensation Shares shall be adjusted to account for any recapitalization, share split, reverse split or other similar events. In case of issuance of the Company’s Ordinary Shares or securities convertible into the Company’ Ordinary Shares by the Company prior to the Loan Amendment Closing date, the number of Compensation Shares shall be increased to represent 18.7% of the total outstanding shares of the Company (excluding treasury shares) to the extent such number does not represent 18.7% of the outstanding shares immediately prior to the Issuance.

(b)
The Company is issuing the Shares (as defined below) in accordance with and in reliance upon the exemption from securities registration afforded by Section 4(2) of the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), including Regulation D ("Regulation D"), and/or upon such other exemption from the registration requirements of the Securities Act and/or other applicable securities laws, as may be available with respect to any or all of the transactions to be made hereunder.

(c)	The Lenders shall have registration rights in accordance with the Registration Rights Agreement to be entered between the Company and the Lenders in the form attached as Exhibit D.

6.
Each Lender represents and warrants as follows as of the day of signing of this Agreement and as of the day of issuance of the Compensation Shares, any portion of the PIK Shares and the Conversion Option Shares (collectively, the "Shares"):

(a)
Acquisition for Investment.  Such Lender is purchasing the Shares solely for its own account for the purpose of investment and not with a view to or for sale in connection with distribution.  Such Lender does not have a present intention to sell any of the Shares, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of any of the Shares to or through any person or entity; provided, however, that by making the representations herein, such Lender does not agree to hold the Shares for any minimum or other specific term and reserves the right to dispose of the Shares at any time in accordance with federal and state securities laws applicable to such disposition.  Such Lender acknowledges (without derogating from the Company's representation and warranties contained herein) that it (i) has such knowledge, sophistication and experience in financial and business matters such that Lender is capable of evaluating the merits and risks of Lender's investment in the Company, (ii) is able to bear the financial risks associated with an investment in the Shares, (iii) has been given the opportunity to ask representatives of the Company questions, to the full extent such Lender has deemed necessary and appropriate and (iv) has had the opportunity to review the Commission Documents and any other filings made by the Company with the Commission which are available to the public by accessing the Commission's website at http://www.sec.gov, including the risk factors set forth in the Commission Documents.

(b)
Legend.  Such Lender understands that, until such time as the Shares may be sold pursuant to Rule 144 or another exemption from registration requirement under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Shares will bear a restrictive legend substantially in the form set forth in Section 5.1 of this Agreement.

(c)
General.  Such Lender understands that the Shares are being offered and sold in reliance on a transactional exemption from the registration requirements of U.S. federal and state securities laws and the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Lender set forth herein in order to determine the applicability of such exemptions and the suitability of such Lender to acquire the Shares.  Such Lender understands that no United States federal or state agency or any government or governmental agency has passed upon or made any recommendation or endorsement of the Shares.

(d)
No General Solicitation.  Such Lender acknowledges that the Shares were not offered to such Lender by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which such Lender was invited by any of the foregoing means of communications.  Such Lender, in making the decision to acquire the Shares, has not relied on any information or representations made by third parties.

(e)
Accredited Investor.  Such Lender is an “accredited investor” (as defined in Rule 501 of Regulation D), and such Lender has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Shares.  Such Lender is not required to be registered as a broker-dealer under Section 15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and such Lender is not a broker-dealer.  Such Lender acknowledges that an investment in the Shares is speculative and involves a high degree of risk.

(f)
Certain Fees.  The Lenders have not employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders' structuring fees, financial advisory fees or other similar fees in connection with the transactions contemplated under the Transaction Documents.

(g)
Independent Investment.  No Lender has agreed to act with any other Lender for the purpose of acquiring, holding, voting or disposing of the Shares purchased hereunder for purposes of Section 13(d) under the Exchange Act, and each Lender is acting independently with respect to its investment in the Shares.

(h)
Independent Advice. Without derogating from the Company's representation and warranties contained herein, each Lender understands that the Company urges the Lender to seek independent advice from professional advisors relating to the suitability for the Lender of an investment in the Company in view of the Lender’s overall financial needs and with respect to legal and tax implications of such an investment.

(i)
Transfer of Shares.  Lender will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares, nor will the Lender engage in any short sale that results in a disposition of any of the Shares by the Lender, except in compliance with any applicable federal and state securities laws and this Agreement.

(j)
Legend Requirement. Each certificate representing the Shares shall be imprinted with a legend substantially similar to the following (in addition to any legend required under applicable securities laws or as provided elsewhere in this Agreement):

“THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT OR PURSUANT TO A REGISTRATION UNDER THE ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION.”

(k)	In addition, certificates representing the Shares may contain any legend required by the blue sky laws of any jurisdiction to the extent such laws are applicable to the sale of the Shares hereunder.

(l)
The Lenders agree and acknowledge that all of the Company's obligations and undertakings hereunder are subject and subordinated to the Company’s obligations and undertakings as set in Company's agreements with the Banks and shall be interpreted in such way (copies of the aforesaid agreements were provided to the Lenders and are attached to this Agreement as Exhibit E (hereinafter: "Banks’ Agreements"). It is hereby clarified and agreed that in case of a contradiction between any provision of the Banks' Agreements and a provision of this Agreement and/or of the Loan Assumption Agreement, the provision of the Banks' Agreements shall prevail and overrule and the contradicting provision shall not have any force or effect.

(m)
Such  Lender is familiar with the Company, its businesses and its financial status, and has reviewed all of the Transaction Documents and has had the opportunity to ask questions and receive answers from the  Company regarding the Company and the transaction contemplated hereunder, and received all other information such New Lender has deemed necessary and appropriate.

7.
Optional Conversion. Subject to the Closing, the Company hereby grants each Lender the right, at their sole discretion, to convert the Initial Principal and the Second Principal and any accrued and unpaid Interest thereon, in full and not in part, at any time the Loans are outstanding, into Ordinary Shares of the Company (the "Conversion Option Shares") at a price per share of three dollars ($3) per share (the "Conversion Option"). The Lenders shall be entitled to exercise the Conversion Notice by providing the Company a notice (a "Conversion Notice") notifying the Company on their election to exercise the Conversion Option. Lenders holding a majority in interest of the outstanding principal and Interest of the Loans shall be entitled to exercise the Conversion Option on behalf of all of the Lenders. The Company shall issue the Conversion Option Shares within 4 business days (in Israel and in the US) of the delivery of the Conversion Notice. Following the issuance of the Conversion Option Shares to the Lenders, in accordance with their pro rata interest in the Loans, the Company shall not owe any principal amount under the Loans or any Interest to the Lenders. The Conversion Option Shares shall be issued to the Lenders free and clear of any Lien and shall be deemed "Registrable Securities" under the Registration Rights Agreement. In case any withholding applies to the issuance of the Conversion Option Shares issued with respect to any accrued and unpaid Interest, the Company agrees to transfer only the net number of PIK Shares to the Lenders following the applicable withholding and subject to Section 11 herein.

8.	Additional Covenants.

(a)
Seniority. Notwithstanding anything to the contrary in the Loan Agreement or otherwise, upon the full discharge of the loans, debts and liabilities owed to the Banks as of the date hereof and all obligations with respect thereof (including without limitation, commissions, fees and interest) (collectively, the “Banks’ Loans”), the Security Interests granted to the Lenders pursuant to the Loan Agreement shall become senior in ranking to any and all security interest granted by the Company and the Company shall not grant any senior or pari passu Security Interests to any other party. Notwithstanding the foregoing, it is hereby clarified that in case that the Banks’ Loans or any part thereof is assigned or is refinanced by another bank(s) or financial institution(s), then, such new lender(s), shall receive the securities interest granted to the Banks, including without limitation first ranking floating charge, fixed ranking charge of unissued share capital, first ranking charge on the Company’s goodwill, insurance payments and share capital of Liraz Systems Ltd. and first ranking charge on the unissued share capital of the Company, in order to secure the Banks’ Loans so assigned and any additional credit provided by such lenders.

9.	Events of Default.

(a)
Any failure of the Company to comply in all material respects with its covenants and obligations hereunder at or following the Loan Amendment Closing Date shall be deemed an Event of Default under the Loan Agreement.

(b)
In case, at any time following twelve (12) months from the Closing, the Loans are outstanding, the Lenders request the Company to present a plan to pay back the Loans and accrued Interest thereof, and the Company fails to submit such a plan reasonably satisfactory to the Lenders, such failure shall be deemed an Event of Default under the Loan Agreement.

(c)
To the extent the Released Escrow Funds are released by Magic to the Company and are not paid to the Lenders (as defined in the Loan Assumption Agreement) or to the Lenders (as defined herein) for a reason other than due to any applicable legal requirement or lawful impediment or other than in the event that any of the conditions set forth on Section 16 below is not fulfilled, such failure to deliver the Released Escrow Funds to the Lenders (as defined herein) within 3 business days of their release, shall constitute an Event of Default under the Loan Agreement.

(d)
Notwithstanding any provision to the contrary, the Lenders hereby agree that at the Closing or at any time after the Closing, the Company may agree with each of the Banks to set-off any cash deposits against any loan or debt of any kind owed by the Company to such Bank.

10.
Approval; Closing. The effectiveness of this Agreement shall be subject to the Shareholder Approval. Not later than eight (8) days following signing of this Agreement, the Company shall take all actions required in order to convene shareholders meeting for the approval of this Agreement. The Lenders shall have the right to terminate this Agreement to the extent the shareholder approval is not obtained within 60 days of the date hereof or in case the Loan Assumption Agreement terminates pursuant to the terms thereof.

11.
Release of Past Claims. Subject to consummation of the transactions contemplated hereby  and in the Loan Assumption Agreement, the full transfer of the Purchase Price and Release Escrow Fund (as defined therein) or the additional Purchase Price pursuant to Section 3.3 of the Loan Assumption Agreement, the Company and the Lenders, each of which on behalf of itself and its heirs, agents, employees, representatives, partners, owners, founders, related entities, officers, parents, shareholders, beneficial owners, directors, subsidiaries, divisions, investors, transferees, predecessors, successors, and assigns irrevocably releases, acquits waives and forever discharges each other party and its heirs, agents, employees, representatives, partners, owners, founders, related entities, officers, parents, shareholders, beneficial owners, directors, subsidiaries, divisions, investors, transferees, predecessors, successors, and assigns, jointly and severally, of and from any and all debts, suits, claims, actions, causes of action, controversies, demands, rights, damages, losses, expenses, costs, attorneys' fees, compensation, liabilities and obligations whatsoever, foreseen or unforeseen ("Claim"), arising at any time up to and including the date of the Closing Date, which each party may now have or at any time heretofore may have had, or which at any time hereafter may have or claim to have against each other Party with regard to events that occurred prior to the Closing Date. Additionally, the Company’s officers and directors and employees ("Office Holders") and/or any professionals and/or anyone on their behalf shall be deemed third parties beneficiaries of the foregoing provisions and subject to consummation of the transactions contemplated hereby and the full transfer of the Purchase Price and Release Escrow Fund or the additional Purchase Price pursuant to Section 3.3 of the Loan Assumption Agreement, the Company and the Lenders irrevocably releases, acquits waives and forever discharges them of and from any and all Claims. Moreover, upon execution of this Agreement the Lenders undertake, with respect to any Claim, if any, against the existing Office Holders covered by Company's valid Directors' and Officers' policy insurance, as in existence and effect on the date hereof ("D&O Policy"), not to bring such Claim against such existing Office Holders in an amount that exceeds the coverage amount under the D&O Policy as in effect as of the date hereof  (irrespective if such D&O Policy is in effect on the date on which a lawsuit is brought for such alleged Claim, if any). The Company hereby represents and warrants that it has a valid D&O Policy and that the limit of liability under the D&O Policy for the period from July 1, 2011 and until June 30, 2012 is US$ 25 million (per event and in the aggregate). The foregoing does not constitute any admission or implied admission to any allegation, demand or any Claim of any kind against the Company or any Office Holder and the Company (on its behalf and on behalf of its Office Holders) warrants that it fully rejects any allegations, demands or Claims made against it and its Office Holders, of any kind or in any amount what so ever). Any provision herein does not in any way cancel or derogate and shall not be interpreted as cancelling or derogating from or any of insurer(s)’ rights under or in connection with the D&O Policy or otherwise.

12.
Withholding Taxes. The Company shall be entitled to deduct and withhold from any amounts or shares payable or transferable to the Lenders any amount that is required to deduct and withhold with respect to the making of any such payment under any applicable Israeli or foreign tax law or regulation, at the applicable rate for such withholding, unless Lenders has provided to the Company, an appropriate written unequivocal exemption from or reduction of such withholding tax issued by the Israeli Tax Authority and/or any other applicable tax authority, which shall be acceptable to the Company's counsel in its reasonable discretion.

13.
Fees and Expenses. The Company shall pay the fees and expenses of the Lenders incurred by them incident to the negotiation, preparation, execution, delivery and performance of this Agreement and the Loan Assumption Agreement, including any legal fees incurred in connection thereof, up to an amount of US$60,000 plus VAT against invoices duly presented to the Company.

14.
Mutual Cooperation. The Parties shall each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation and filing of any document, agreement, notice, act, or any judicial or administrative proceedings relating to the transactions contemplated in this Agreement, and each will retain and provide the other with any information that may be relevant to such proceedings.

15.
Public Company. The Lenders acknowledge that the Company is a public company with related reporting obligations, and that the Company is required to disclose terms of this Agreement, including without limitation disclosure of the terms of this Agreements in the proxy statement to be issued to the Company’s shareholders and the Company’s annual reports.

16.
Conditions to Closing by the Company. The Company's obligation at the Closing to consummate the transactions contemplated hereby is subject to the satisfaction and fulfillment, prior to or at the Closing, of each of the following conditions precedent (any or all of which may be waived, in whole or in part, by the Company, which waiver shall be at the sole discretion of the Company): (1) the Bank’s Consent and the Shareholder Approval were obtained the Company’s obligations hereunder shall be subject to the Banks’ Consent; and; (2) The Lenders will make available for the Company not later than March 23rd , 2012, the amount of $500,000 (five thousand US Dollars), in accordance with the general terms set forth in Exhibit F.

17.
Termination. At any time prior to the Closing, this Agreement may be terminated by the Lenders and the transactions contemplated hereby abandoned by authorized action taken by the Lenders if the Loan Assumption Agreement was terminated in accordance with its terms and conditions; In the event of termination of this Agreement, as provided in this Section 17, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Lenders, the Company, or their respective officers, directors, shareholders or affiliates with respect to this Agreement; provided, however, that the provisions of Section 13 (Fees and Expenses) shall remain in full force and effect and survive any termination of this Agreement unless such termination occurs due to the failure of the Lenders to comply with their obligations hereunder.

18.
Continuity of Terms. Any provision of the Loan Agreement not specifically amended herein shall remain in full force and effect. This Agreement shall be deemed as an integral part of the Loan Agreement, the provisions of which shall apply to all parties thereto and hereto; provided however that any provisions in the Loan Agreement conflicting with this Agreement shall be overruled and governed by this Agreement.

19.
Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

The Company:

______________________
BluePhoenix Solutions Ltd.
By: ______________
(Name & Title)

The Lenders:

______________________
Lake Union Capital Management, LLC.
By: ______________
(Name & Title)

______________________
Prescott Group Capital Management, LLC
By: ______________
(Name & Title)

______________________
Columbia Pacific Opportunity Fund, LP
By: ______________
(Name & Title)